EXHIBIT 99.1

                      RIGHTS AGENCY AND CUSTODIAL AGREEMENT


              THIS AGREEMENT MADE as of the _____ day of July, 2004

B E T W E E N:

                                        American Natural Energy Corporation, a
                                        corporation incorporated under the laws
                                        of the State of Oklahoma,

                                        (the "COMPANY")

                                        - and -

                                        COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada,

                                        (the "AGENT")


         WHEREAS the Company has resolved to issue rights (the "Rights") to purchase Common Shares (as hereinafter defined) of the Company

         AND WHEREAS the Rights are to be issued to Common Shareholders of the Company (as hereinafter described) but delivered only to certain Common Shareholders;

         AND WHEREAS by a transfer agency agreement the Agent acts as registrar and transfer agent in the City of Toronto, for the common shares;

         AND WHEREAS the Company deems it expedient that the Agent act as registrar and transfer agent for the Rights and as custodian of monies tendered upon exercise of the Rights and as custodian of Rights of Non-Qualified Shareholders (as hereinafter defined);

         AND WHEREAS the foregoing recitals and statements of fact are made by the Company and not by the Agent.

         NOW THEREFORE, in consideration of the mutual covenants herein set forth, the parties agree as follows:

1.       DEFINITIONS:
         ------------

1.01 In this Agreement terms with initial capital letters not otherwise defined in this Agreement have the meaning ascribed thereto in the Rights offering circular, hereinafter described:

         (a) "Additional Shares" means the number of shares available for subscription after exercise of the Rights pursuant to the exercise of the Additional Subscription Privilege;

         (b) "Additional Subscription Privilege" means the privilege of certain holders of Rights to subscribe for Additional Shares after the exercise of all of their Rights;

         (c)  "Agreement" means this agreement;

         (d) "Common Shares" means the issued and outstanding common shares in the capital of the Company;

         (e) "Common Shareholders" means the holders from time to time of the Common Shares;

         (f) "Expiry Date" means 5:00 pm, New York City time on August [__], 2004];

         (g) "Non-Qualified Jurisdiction" means jurisdictions other than each of the provinces [and territories] of [list provinces and territories, if applicable] and such other jurisdictions outside of Canada as may be determined by the Company;

         (h) "Non-Qualified Shareholders" means all Common Shareholders whose address on the Record Date is in a Non-Qualified Jurisdiction;

         (i) "Qualified Jurisdictions" means the provinces [and territories] of [list provinces and territories if applicable] and such other jurisdictions outside of Canada as may be determined by the Company;

         (j) "Record Date" means as at the close of business on July [__], 2004];

         (k) "Rights" has the meaning ascribed thereto in the recitals to this Agreement;

         (l) "Rights Certificates" has the meaning ascribed thereto in paragraph 2.02(a);

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


         (m) "Rights Offering Circular" means the rights offering circular dated July [__], 2004 pursuant to which the Rights are issued, a copy of which, including the Company's Prospectus dated July [__], 2004 under the U.S. Securities Act of 1933, as amended, is attached hereto as Schedule "A"; and

         (n) "Subscription Funds" means any and all monies tendered by eligible holders of Rights for the purchase of Common Shares.



2.      APPOINTMENT OF AGENT:
        ---------------------

2.01 The Agent is hereby appointed as registrar and transfer agent for the Rights and the Agent hereby accepts such appointment upon the terms hereinafter set forth.

2.02 The Agent shall keep the Company's register of Rights (the "Register"), register of transfers and supply of unissued Rights Certificates. Subject to such instructions as may be from time to time given by the Company in writing through any of its President, Vice-President or Secretary or other duly authorized officer and in accordance with the Rights Offering Circular, the Agent shall:

        (a) issue as of the Record Date to the Common Shareholders and hold on behalf of the Non-Qualified Shareholders, certificates representing the Rights (the "Rights Certificates") as contemplated by the Rights Offering Circular and enter the issuance of such certificates on the Company's register of transfers;

        (b) forward to each Common Shareholder, other than Non-Qualified Shareholders, the Rights Offering Circular, the Rights Certificates issued to each Common Shareholder, an applicable covering letter and a return envelope addressed to the Agent and forward to the Non-Qualified Shareholders, the Rights Offering Circular and an applicable covering letter;

        (c) record transfers of Rights and cancel Rights Certificates surrendered upon such transfers provided that no transfer of Rights shall be made or Rights Certificates issued to a transferee where the transferee's address of record is in a Non-Qualified Jurisdiction;

        (d) in accordance with the Rights Offering Circular, accept for exercise Rights, along with Subscription Funds, from holders of Rights (other than Non-Qualified Shareholders) and cancel such Rights Certificates properly presented;


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


        (e) in accordance with the Rights Offering Circular, accept subscriptions for Common Shares, along with Subscription Funds, from holders of Rights entitled to subscribe for Additional Common Shares pursuant to the exercise of the Additional Subscription Privilege, and allocate the Additional Common Shares to those participants;

        (f) in the event that any Common Shares remain available for subscription on the Expiry Date after the exercise of the Rights and the Additional Subscription Privilege, advise the Company of the number of Common Shares which remain available;

        (g) until the Expiry Date, make such entries from time to time in the said register as may be necessary in order that the account of each holder of Rights of the Company may be properly and accurately kept;

        (h) supply the Company from time to time as requested in writing with lists of holders of Rights as shown by the said register correct to the dates of such lists showing the name and last known address of each holder and the number of Rights held by each holder;

        (i) forward certificates representing the Common Shares subscribed for and purchased pursuant to each exercise of Rights to the relevant subscriber as soon as practicable after the Expiry Date; and

        (j) send to each holder of Rights exercising the Additional Subscription Privilege and remitting excess funds, a cheque representing the amount of such excess funds (without interest or deduction) paid by such holder of Rights in respect of the subscription for Additional Common Shares not available to be issued to such holder of Rights.


3.      THE RIGHTS:
        -----------

3.01 The Rights will be issued to all Common Shareholders shown on the register of Common Shares on the Record Date, will be in fully registered form and will be freely transferable. Rights will be exercisable in accordance with the Rights Offering Circular.

3.02 No Rights will be delivered to Non-Qualfiied Shareholders. The Agent shall be issued a single Rights Certificate representing all Rights of Non-Qualified Shareholders.

3.03 The Agent agrees to transfer the Rights of Non-Qualified Shareholders upon the instructions of such Non-Qualified Shareholders received by the Agent prior to 5:00 pm, New York City time on August [__], 2004], provided that such transfer is not made to a resident of a Non-Qualified Jurisdiction. In the absence of instructions by such Non-


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


Qualified Shareholders to transfer their Rights to a designated person prior to the time specified above, the Agent agrees to use its best efforts to sell such Rights thereafter and at any time prior to the Expiry Date at the price or prices it determines in its absolute discretion. The Agent does not accept responsibility if it is unable to effect the sale of such rights at a particular price or at all.

3.04 No charge will be imposed for Rights sold through the Agent except for brokerage commissions, any taxes and any other fees or charges incurred by the Agent in respect of such sales.

3.05 The proceeds received by the Agent from the sale of the Rights as contemplated in Section 3.03 hereof will be divided pro rata among the Non-Qualified Shareholders, net of all applicable taxes, brokerage commissions, and fees or charges, and the Agent shall provide cheques as soon as practicable to the Non-Qualified Shareholders at their addresses recorded in the register of Common Shares. The Agent shall not be required to make any such payment to any Non-Qualified Shareholder in the event the amount owing to such shareholder is less than (US)$10.00. Such amount may be forwarded to the Company.


4.      TAX MATTERS:
        ------------

4.01 The Company shall instruct the Agent in writing of the tax forms, if any, that are to be issued and the appropriate filings that are to be made with the Canada Customs and Revenue Agency prior to the Expiry of the Rights Offering.


5.      APPOINTMENT OF CUSTODIAN:
        -------------------------

5.01 The Agent is hereby appointed as custodian for the receipt and holding of the Subscription Funds and the Agent hereby accepts such appointment. All Subscription Funds shall be maintained in US dollars.

5.02 The Agent is hereby also appointed as custodian of all Rights of all Non-Qualified Shareholders. All such Rights shall be held by the Agent for the benefit of such persons and dealt with in accordance with Article 4 hereof.


6.      DELIVERY OF SUBSCRIPTION FUNDS:
        -------------------------------

6.01 Any Subscription Funds which may be received by the Company will be promptly delivered or paid over to the Agent.

6.02 Promptly after the Expiry Date and after the calculation and tabulation of all properly tendered subscriptions, the Subscription Funds will be paid by the Agent to the Company. However, it is agreed that no Subscription Funds will be paid to the Company


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


unless the Company has provided a sufficient supply of unissued certificates to issue the certificates representing the Common Shares subscribed for and purchased.

7.      COVENANTS BY THE COMPANY:
        -------------------------

7.01    The Company covenants with the Agent that:

        (a) it will pay the Agent reasonable remuneration for its services hereunder as per Schedule "B" attached and will pay to the Agent the amount of all out-of-pocket expenses (including, but not limited to, postage, courier, stationery, mailing insurance, photocopying, telecommunications, long distance calls, overtime, and legal fees) which the Agent reasonably incurs in the execution of its obligations hereunder. All fees and out-of-pocket expenses will be paid within thirty days from the date of the invoice and late payment may be subject to interest charges as indicated on the invoice; and

        (b) it will promptly give notice to the Agent of any and all changes to the terms and conditions of the Rights, which it may resolve to make from time to time and that it will prepare and execute any and all documents to amend this Agreement pursuant to any such changes made.


8.      REPLACEMENT OF LOST RIGHTS CERTIFICATES:
        ----------------------------------------

8.01 The authority of the Agent shall also extend to the issue as transfer agent and registrar of any Rights Certificate, the issue of which may be authorized in writing by the Company through any of its President, Vice-President or Secretary or other duly authorized officer in lieu of a Rights Certificate or Rights Certificates claimed to have been lost, destroyed or stolen.

8.02 The applicant for the issue of a new Rights Certificate(s) pursuant to this Article 8 shall bear the cost of the issue thereof and in case of loss, destruction or theft shall, as a condition precedent to the issue thereof, furnish to the Agent and the Company such evidence of ownership and of the loss, destruction or theft of the Rights Certificate satisfactory to the Company and to the Agent in their sole discretion, and such applicant shall also be required to furnish indemnity in amount and form satisfactory to the Company and the Agent, to save each of them harmless, and shall pay the expenses, charges and any taxes applicable thereto to the Company and the Agent in connection therewith.

8.03 No new Rights Certificate or Rights Certificates shall be issued in lieu of a Rights Certificate or Rights Certificate claimed to have been lost, destroyed or stolen until a statutory declaration and indemnity bond in form satisfactory to the Company and the


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


Agent shall have been furnished to the Agent; provided that the provisions of this Section may be waived upon terms mutually satisfactory to the Agent and the Company.



9       LIABILITY:
        ----------

9.01 The Agent shall incur no responsibility or liability in regard to any claims, demands, losses, penalties, damages, expenses, fees, costs, levies and liabilities, including without limitation, legal fees and expenses, in regard to the funds deposited with it or for any action taken or not taken in connection with or under this Agreement, except where same results directly and principally from its gross negligence or bad faith. Under no circumstances whatsoever shall the Agent be liable for special, indirect, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits) even if the Agent has been advised of the possibility of such loss or damage. Notwithstanding any other provision of this Agreement, this Article shall survive the termination of this Agreement.

10.     INDEMNITY OF THE AGENT:
        -----------------------

10.01 The Company hereby indemnifies the Agent, its affiliates, the directors, officers, employees and agents and saves them harmless from and against any and all liabilities, claims, losses, demands, expenses, fees, suits, actions, proceedings, judgments, penalties, damages, levies and costs, including, without limitation, legal fees and expenses, of whatever kind or nature, which may at any time be suffered by, imposed on, incurred by or asserted against the Agent, whether groundless or otherwise, howsoever arising from or out of any act, omission or error of the Agent in connection with this Agreement provided that the Agent has acted in good faith and without gross negligence. Notwithstanding any other provision of this Agreement, this indemnity shall survive the termination of this Agreement.

10.02 Without in any way limiting the generality of the foregoing indemnity, the Agent may apply at any time to the Company, to counsel for the Company, or to its own counsel at the expense of the Company for instructions or advice, and the Company will fully indemnify and hold the Agent harmless from any liability for any action taken by the Agent in accordance with, in reliance on or pursuant to such instructions or advice as may be given to it by any of the Chairman, President, Vice-President or Secretary or other duly authorized officer of the Company or instructions or advice of counsel for the Company or of its own counsel. Notwithstanding any other provision of this Agreement, this indemnity shall survive the termination of this Agreement.

11.     CONCERNING THE AGENT:
        ---------------------

11.01 The Agent shall incur no liability and shall be fully protected in acting and


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


relying upon any written notice, direction, instruction, request, waiver, consent, receipt or other paper or document furnished to it and signed by the parties thereto, not only as to its due execution and validity and the effectiveness of its provision but also to the truth and accuracy of any information therein contained which it in good faith believes to be genuine.

11.02 The Agent may use its own judgment in the performance of its obligations hereunder. The Agent shall not be obliged to take any action which might in its judgment involve any expense or liability unless the Agent shall have been furnished with reasonable funding and indemnity.

11.03 The Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of this Agreement, unless received by it in writing, and signed by the parties hereto and, if its duties are herein affected, unless it shall have given prior written consent thereto.

12.     NOTICES:
        --------

12.01 All notices required to be made or given pursuant to this Agreement shall be in writing and shall be deemed to be validly given if delivered personally or by prepaid courier, or if sent by registered letter, postage prepaid, or if sent by facsimile. Any notice so mailed shall be deemed to have been given and received by the addressee on the fourth business day next following the day on which such notice is mailed, or, if sent by facsimile shall be deemed to have been received on the date upon which an acknowledgement of receipt is received from the addressee provided that if such acknowledgement of receipt is received after 4:00 p.m. (Toronto time) such notice shall be deemed to be received on the next business day, or, if delivered, shall be deemed to have been given on the delivery date, at the offices and to the parties at the addresses shown below:

If to the Agent:

                  Computershare Trust Company of Canada
                  100 University Avenue, 8th floor
                  Toronto, ON  M5J 2Y1

                  Attention:  Senior Manager, Client Services
                  Facsimile Number:


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


If to the Company:

                  American Natural Energy Corporation
                  7030 South Yale
                  Suite404
                  Tulsa, Okla 74136

                  Attention:  Michael K. Paulk
                  Facsimile Number: (918) 581-5599


13.     FORCE MAJEURE:
        --------------

13.01 Neither party shall be liable to the other, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures). Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Article.

14.     GENERAL:
        --------

14.01 It is understood and agreed that any benefits accruing to the holders of Rights at any time are held by each and every holder as against the Company alone. In all respects, subject to Article 3 and Section 5.02 hereof, the Agent shall act as agent of the Company in the execution of duties assumed hereunder.

14.02 In the event of any inconsistency between the provisions of this Agreement and the Rights Offering Circular, the terms of the Rights Offering Circular shall govern.

14.03   Time shall be of the essence of this Agreement.

14.04 This Agreement shall enure to the benefit of and be binding upon the successors and assigns of the parties hereto.

14.05 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

14.06 Subject headings as used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

14.07 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.


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

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.


                                           AMERICAN NATURAL ENERGY CORPORATION



                                           PER:
                                                  ------------------------------
                                                  Name:  Michael K. Paulk
                                                  Tile: President


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



                                           COMPUTERSHARE TRUST COMPANY OF CANADA



                                           PER:
                                                  ------------------------------
                                                  Name:
                                                  Title:


                                           PER:
                                                  ------------------------------
                                                  Name:
                                                  Title:








                                   SCHEDULE"A"


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


                                   SCHEDULE"B"









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